Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

EWING, N.J. – February 23, 2023 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the fourth quarter and full year ended December 31, 2022.

“We ended 2022 strongly with record revenues and earnings,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “As we look to 2023, while macro uncertainties persist, we are continuing to build upon our leadership position in the OLED ecosystem. This includes continued discovery and development of next-generation phosphorescent materials, progress on the development of our commercial phosphorescent blue and groundbreaking OVJP (organic vapor jet printing) manufacturing platform, as well as investing in our infrastructure and capabilities. We believe that these initiatives and the industry’s advancing roadmap for medium- and large-area OLED displays are setting the stage for 2024 to be a pivotal year for the commencement of a new OLED adoption cycle and investment wave.”

Financial Highlights for the Fourth Quarter of 2022

•
Total revenue in the fourth quarter of 2022 was $169.0 million as compared to $146.2 million in the fourth quarter of 2021. We continue to expect the near-term weakness in the overall global market economy to have an impact on forecasted demand for OLED products utilizing our emitter material over the remaining life of certain customers’ contracts compared to prior estimates, resulting in us recording a positive cumulative catch-up adjustment to total revenue during the fourth quarter of 2022 of $13.0 million arising from changes in estimates of transaction price.
•
Revenue from material sales was $88.3 million in the fourth quarter of 2022 as compared to $85.8 million in the fourth quarter of 2021. This increase was primarily the result of higher unit volume.
•
Revenue from royalty and license fees was $75.6 million in the fourth quarter of 2022 as compared to $56.0 million in the fourth quarter of 2021. The increase was primarily due to the cumulative catch-up adjustment as well as higher unit material volume.
•
Cost of material sales was $26.6 million in the fourth quarter of 2022 as compared to $29.2 million in the fourth quarter of 2021. Fourth quarter cost of material sales decreased due to favorable product mix, partially offset by underutilization costs associated with our manufacturing facility in Shannon, Ireland, which commenced manufacturing in mid-2022.
•
Total gross margin was 82% in the fourth quarter of 2022 as compared to 78% in the fourth quarter of 2021.
•
Operating income was $83.1 million in the fourth quarter of 2022 as compared to $56.5 million in the fourth quarter of 2021.
•
Net income was $65.1 million or $1.36 per diluted share in the fourth quarter of 2022 as compared to $45.9 million or $0.96 per diluted share in the fourth quarter of 2021.

Revenue Comparison

($ in thousands)	Three Months Ended December 31,
	2022	2021
Material sales	$88,339	$85,768
Royalty and license fees	75,585	55,995
Contract research services	5,108	4,484
Total revenue	$169,032	$146,247

Cost of Materials Comparison

($ in thousands)	Three Months Ended December 31,
	2022	2021
Material sales	$88,339	$85,768
Cost of material sales	26,603	29,199
Gross margin on material sales	61,736	56,569
Gross margin as a % of material sales	70%	66%

Financial Highlights for the Full Year 2022

•
Total revenue for the full year 2022 was $616.6 million as compared to $553.5 million for the full year 2021. We continue to expect the near-term weakness in the overall global market economy to have an impact on forecasted demand for OLED products utilizing our emitter material over the remaining life of certain customers’ contracts compared to prior estimates, resulting in us recording a positive cumulative catch-up adjustment to total revenue during the full year 2022 of $30.3 million arising from changes in estimates of transaction price.
•
Revenue from material sales was $331.1 million for the full year 2022 as compared to $318.6 million for the full year 2021. This increase was primarily the result of higher unit volume.
•
Revenue from royalty and license fees was $267.1 million for the full year 2022 as compared to $219.0 million for the full year 2021. The increase was primarily due to the cumulative catch-up adjustment as well as higher unit material volume.
•
Cost of material sales was $115.6 million for the full year 2022 as compared to $104.4 million for the full year 2021. The increase was due to higher unit material volumes as well as underutilization costs associated with our Shannon facility in the full year 2022 of $7.9 million.
•
Total gross margin was 79% for both the full years 2022 and 2021.

•
Operating income was $267.1 million for the full year 2022 as compared to $227.6 million for the full year 2021.
•
Net income was $210.1 million or $4.40 per diluted share for the full year 2022 as compared to $184.2 million or $3.87 per diluted share for the full year 2021.

Revenue Comparison

($ in thousands)	Year Ended December 31,
	2022	2021
Material sales	$331,081	$318,623
Royalty and license fees	267,115	219,032
Contract research services	18,423	15,870
Total revenue	$616,619	$553,525

Cost of Materials Comparison

($ in thousands)	Year Ended December 31,
	2022	2021
Material sales	$331,081	$318,623
Cost of material sales	115,602	104,397
Gross margin on material sales	215,479	214,226
Gross margin as a % of material sales	65%	67%

2023 Guidance

The Company believes that its 2023 revenue will be the range of $550 million to $600 million. The OLED industry remains at a stage where many variables can have a material impact on results, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a first quarter cash dividend of $0.35 per share on the Company’s common stock. The dividend is payable on March 31, 2023 to all shareholders of record on March 17, 2023.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, February 23, 2023 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,500 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$93,430	$311,993
Short-term investments	484,345	351,194
Accounts receivable	92,664	107,639
Inventory	183,220	134,160
Other current assets	45,791	20,948
Total current assets	899,450	925,934
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $117,118 and $92,461	143,445	128,832
ACQUIRED TECHNOLOGY, net of accumulated amortization of $189,671 and $173,635	38,382	49,668
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $8,989 and $7,565	8,247	9,711
GOODWILL	15,535	15,535
INVESTMENTS	259,861	168,076
DEFERRED INCOME TAXES	58,161	33,453
OTHER ASSETS	109,739	135,710
TOTAL ASSETS	$1,532,820	$1,466,919
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,519	$14,955
Accrued expenses	51,002	45,474
Deferred revenue	45,599	120,864
Other current liabilities	29,577	6,645
Total current liabilities	135,697	187,938
DEFERRED REVENUE	18,279	36,217
RETIREMENT PLAN BENEFIT LIABILITY	59,790	66,773
OTHER LIABILITIES	43,685	76,077
Total liabilities	257,451	367,005
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 49,136,030 and 49,065,924 shares issued, and 47,770,382 and 47,700,276 shares outstanding at December 31, 2022 and December 31, 2021, respectively	491	491
Additional paid-in capital	681,335	658,728
Retained earnings	653,277	500,212
Accumulated other comprehensive loss	(18,452)	(18,235)
Treasury stock, at cost (1,365,648 shares at December 31, 2022 and December 31, 2021)	(41,284)	(41,284)
Total shareholders’ equity	1,275,369	1,099,914
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,532,820	$1,466,919

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
REVENUE:	(Unaudited)
Material sales	$88,339	$85,768	$331,081	$318,623
Royalty and license fees	75,585	55,995	267,115	219,032
Contract research services	5,108	4,484	18,423	15,870
Total revenue	169,032	146,247	616,619	553,525
COST OF SALES	30,098	32,243	127,896	114,991
Gross margin	138,934	114,004	488,723	438,534
OPERATING EXPENSES:
Research and development	31,906	26,940	117,062	99,673
Selling, general and administrative	18,513	22,769	77,886	80,372
Amortization of acquired technology and other intangible assets	2,897	5,504	17,459	21,994
Patent costs	2,254	2,157	8,329	8,160
Royalty and license expense	281	172	877	691
Total operating expenses	55,851	57,542	221,613	210,890
OPERATING INCOME	83,083	56,462	267,110	227,644
Interest income, net	3,505	160	7,811	505
Other (loss) income, net	(5,942)	(80)	(6,691)	98
Interest and other income, net	(2,437)	80	1,120	603
INCOME BEFORE INCOME TAXES	80,646	56,542	268,230	228,247
INCOME TAX EXPENSE	(15,512)	(10,666)	(58,169)	(44,034)
NET INCOME	$65,134	$45,876	$210,061	$184,213
NET INCOME PER COMMON SHARE:
BASIC	$1.37	$0.96	$4.41	$3.87
DILUTED	$1.36	$0.96	$4.40	$3.87
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,402,007	47,324,718	47,390,352	47,296,447
DILUTED	47,492,560	47,387,469	47,468,507	47,365,435
CASH DIVIDEND DECLARED PER COMMON SHARE	$0.30	$0.20	$1.20	$0.80

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$210,061	184,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,815	19,968
Amortization of intangibles	17,459	21,994
Amortization of premium and discount on investments, net	(6,461)	(373)
Impairment of minority investments	6,962	—
Stock-based compensation to employees	28,380	34,871
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,566	1,404
Deferred income tax (benefit) expense	(26,946)	1,748
Retirement plan expense	5,276	8,875
Decrease (increase) in assets:
Accounts receivable	14,975	(25,378)
Inventory	(49,060)	(42,569)
Other current assets	(24,843)	(202)
Other assets	25,971	(32,369)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	3,338	1,902
Other current liabilities	20,917	2,105
Deferred revenue	(93,203)	(5,220)
Other liabilities	(32,392)	20,136
Net cash provided by operating activities	126,815	191,105
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(42,497)	(43,161)
Purchase of intangibles	(4,709)	(394)
Purchases of investments	(701,993)	(642,180)
Proceeds from sale and maturity of investments	468,456	227,984
Net cash used in investing activities	(280,743)	(457,751)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,570	1,507
Payment of withholding taxes related to stock-based compensation to employees	(9,209)	(14,949)
Cash dividends paid	(56,996)	(37,931)
Net cash used in financing activities	(64,635)	(51,373)
DECREASE IN CASH AND CASH EQUIVALENTS	(218,563)	(318,019)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	311,993	630,012
CASH AND CASH EQUIVALENTS, END OF YEAR	$93,430	$311,993
The following non-cash activities occurred:
Unrealized loss on available-for-sale securities	$(8,100)	$(295)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	3,069	(3,526)
Cash paid for income tax	72,347	52,650